Exhibit 10.8

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER the

Cortigent, inc. 2023 omnibus incentive plan

Name of Optionee:	_________________________________________________________________

No. of Option Shares:	_____________________

Option Exercise Price per Share:	$____________________
[FMV on Grant Date]

Grant Date:	_____________________

Expiration Date:	_____________________
[No more than 10 years]

Pursuant to the Cortigent, Inc. 2023 Omnibus Incentive Plan, as amended through the date hereof (the “Plan”), (“Cortigent, Inc.” or (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock of the Company (the “Stock”) specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.            Vesting and Exercisability. No portion of this Stock Option may be exercised until such portion shall have become vested; at which time the vested portion of the Stock Option shall be exercisable.

(a)           Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, 25% of the Stock Options shall vest on the first anniversary of the Grant Date, and an additional 2.0833% of the Stock Options shall vest upon completion of each 1-month period thereafter (with fractions of a Stock Option rounded to the nearest whole number), subject to the Optionee remaining in a Service Relationship on each vesting date.

(b)          Upon termination for Cause (as defined below) of the Optionee’s Service Relationship, this Stock Option shall be forfeited in its entirety, regardless of the Optionee’s period of employment following the Grant Date, and the Optionee shall have no further rights under this Option. For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee has been dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(c)          Upon termination of the Optionee’s Service Relationship due to death or Disability, this Option shall immediately vest. For purposes of this Agreement, “Disability” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, that the Optionee is unable to perform each of the essential duties of such the Optionee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator.

(d)          Upon termination of Optionee’s Service Relationship within twelve (12) months following a Sale Event, either on an involuntary basis without Cause or on a voluntary basis with Good Reason, this Option shall immediately vest. For purposes of this Agreement, “Good Reason” means, unless otherwise provided in an employment or other service agreement with the Company or an Affiliate, (A) a material diminution in Optionee’s base salary (unless applied proportionately to all similarly situated service providers), (B) a material diminution in Optionee’s responsibility or authority, or (C) a change in Optionee’s primary worksite to a location more than 50 miles from Optionee’s primary worksite as of the Grant Date, in each case initiated by the Company, provided that Optionee gives the Company written objection to the change within 30 days after it arises, the Company fails to reasonably remedy Optionee’s objections within 30 days after being notified of them, and Optionee voluntarily terminates Service within 90 days thereafter.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof, including Section 3, and the Plan.

2.            Manner of Exercise.

(a)           The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased. A sample exercise notice is attached as Exhibit A.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods as permitted in the sole discretion of the Administrator: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii)  by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv)  by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares attested to.

(b)          The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)          The Administrator may, in its discretion, impose a minimum on the number of shares with respect to which this Stock Option may be exercised at any one time.

(d)          Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.            Term and Termination of the Stock Option.

Optionee may not exercise the Stock Option before commencement of its term or after its term expires. During the term of the Stock Option, Optionee may only exercise the Stock Option to the extent vested. The term of the Stock Option commences on the Grant Date and expires upon the earliest of the following:

(a)          With respect to the unvested portion of the Stock Option, upon termination of Optionee’s Service Relationship;

(b)          With respect to the vested portion of the Stock Option, immediately upon the involuntary termination of Optionee’s Service Relationship for Cause;

(c)          With respect to the vested portion of the Stock Option, three (3) months after Optionee’s voluntary termination of the Service Relationship;

(d)          With respect to the vested portion of the Stock Option, twelve (12) months after the termination of Optionee’s Service Relationship due to Disability or death;

(e)          The day before the tenth (10th) anniversary of the Grant Date.

Notwithstanding the foregoing, if the Stock Option would otherwise expire at a time when Optionee is precluded by the Company’s trading policy from exercising the Stock Option, and the closing price per share of Stock on such date exceeds the Option Exercise Price per Share, the Expiration Date shall be extended for thirty (30) days following the end of the period during which such trading policy exercise restriction is in effect (but not later than the day before the tenth (10th) anniversary of the Grant Date.)

The Administrator’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.            Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.            Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.            Tax Withholding. Unless the Optionee is a non-employee service provider, the Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Optionee on account of such transfer.

7.            No Obligation to Continue Service Relationship. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the Optionee’s Service Relationship at any time.

8.            Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.            Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

10.          Clawback.

(a)          In General. Notwithstanding anything to the contrary in this Agreement, this Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below and in the Plan. As a result, Optionee may be required to forfeit the Option and/or return to the Company any Stock (or net proceeds thereof, if sold) resulting from exercise of the Stock Option in the situations described below. Optionee agrees that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to Optionee by the Company.

(b)          Restatement of Financial Statements. In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Administrator determines that Optionee’s acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of the Stock Option, if the award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that the Optionee derived more economic benefit from the Stock Option than would have occurred absent the financial statement errors, then Optionee agrees to forfeit and return to the Company the portion (which may be all) of the Stock Option that the Administrator, in its discretion, determines to be appropriate.

(c)           Termination for Cause. In the event that (i) Optionee’s Service Relationship is terminated by the Company for Cause, or (ii) following the termination of Optionee’s Service, the Company is or becomes aware that Optionee committed an act that would have given rise to a termination for Cause, then Optionee agrees to forfeit to the Company all or part of the Stock Option, and/or return to the Company any Stock (or net proceeds thereof, if sold) resulting from exercise of the Stock Option, that the Administrator, in its discretion, determines to be appropriate.

(d)          Applicable Law or Company Policy. The Stock Option shall also be subject to forfeiture to the extent required by applicable law or Company policy.

11.          Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SIGNATURES ON FOLLOWING PAGE

Cortigent, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

EXHIBIT A

Non-Qualified Stock option agreement under the

Cortigent, Inc. 2023 omnibus incentive plan

EXERCISE NOTICE

Cortigent, Inc.

13170 Telfair Avenue

Sylmar, CA 91342

ed.sedo@cortigent.com

Attention: Chief Financial Officer

1.                Exercise of Option

Effective as of today, ____________, _____ the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase ______ shares of common stock (the “Stock”) of Cortigent, Inc. (the “Company”) under and pursuant to the Cortigent, Inc. 2023 Omnibus Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement dated _________________ (the “Option Agreement”).

2.                Delivery of Payment

Optionee herewith delivers to the Company the full purchase price of the Stock, as set forth in the Option Agreement.

3.                Representations of Optionee

Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.                Rights as Stockholder

Until the issuance of the Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Stock, notwithstanding the exercise of the Stock Option. The Stock shall be issued to the Optionee as soon as practicable after the Stock Option is exercised in accordance with the Option Agreement. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance.

5.                Tax Consultation

Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Stock. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Stock and that Optionee is not relying on the Company for any tax advice.

6.                Transfer of Stock.

The Company shall not be required (i) to transfer on its books any Stock that has been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Stock shall have been so transferred.

7.                Successors and Assigns

The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

8.                Interpretation

Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Administrator which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on all parties.

9.                Governing Law; Severability

This Exercise Notice is governed by the internal substantive laws but not the choice of law rules, of Delaware. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Option Agreement will continue in full force and effect.

10.             Entire Agreement

The Plan and Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee, or as otherwise provided in the Plan.

Optionee

____________________________________________

Signature

____________________________________________

Print Name

____________________________________________

(Insert Social Security or Other Identifying Number of holder)

____________________________________________

____________________________________________

Residence Address

Cortigent, Inc. ________________________________________________ By ________________________________________________ Title